Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 9th day of February 2023, by and between Cboe Global Markets, Inc. (“Cboe” and, unless indicated otherwise, referred to herein together with its subsidiaries as “Employer”) and EDWARD T. TILLY (“Employee”).

WITNESSETH:

WHEREAS, Cboe (and certain of its affiliates) and Employee entered into an Employment Agreement (the “Prior Agreement”) effective February 11, 2020, providing for the Employee’s employment and setting forth the terms and conditions for such employment;

WHEREAS, effective as of the date hereof (the “Effective Date”), Cboe and Employee desire to terminate the Prior Agreement; and

WHEREAS, Cboe and Employee desire to enter into this Agreement effective as of the Effective Date to provide for certain terms and conditions of the Employee’s employment by Cboe, as reflected in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.
(a)During the Term (as defined below), Cboe shall continue to employ Employee as its Chairman and Chief Executive Officer, and Employee shall perform such duties as may be consistent with such position.
(b)Employee agrees to devote his full business time and efforts to the affairs of Employer and to the performance of his duties as Cboe’s Chief Executive Officer and Chairman of the Board of Directors of Cboe (the “Board”). In addition, Employee agrees to assist the Board, to the extent reasonably requested, in connection with succession planning for executives of Cboe, including, without limitation, the identification of potential successors to the office of Chief Executive Officer. In doing so, he agrees to conduct himself at all times in a manner consistent with the excellent reputation of Employer.
(c)Employee agrees not to accept any membership on the board of directors of any other private or public corporation (other than Cboe affiliates) without the prior written approval of the Board. The Board will grant such approval if, in its discretion, such membership will present no conflict of interest or interference with Employee’s duties as Chief Executive Officer and Chairman of the Board.

(d)In accordance with Cboe’s bylaws, Cboe will nominate Employee as a director for stockholder approval at each annual meeting during the Term in which his term as a director is due to expire.
2.Term.Employee’s employment under this Agreement shall commence on the Effective Date and shall expire on December 31, 2024 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 5, 6, 7 or 8 hereof. The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless Board provides Employee, or Employee provides Board, with written notice to the contrary at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” If either Board or Employee elects not to renew the Term of this Agreement in accordance with this Section 2 and Employee thereafter continues in employment with Employer, Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the general employment practices and policies of Employer.
3.Compensation.  Employer shall pay to Employee the following for all services to be performed by Employee during the Term:
(a)A base salary (“Base Salary”) at the rate of $1,265,000 per annum. Base Salary shall be payable in substantially equal regular installments in accordance with Employer’s practices for other senior executives, as such practices may be determined from time to time. The Board and/or the Compensation Committee of the Board (the “Committee”) shall review the rate of Base Salary in such manner and at such time as is applicable to other senior executives, with any revised rate of salary to become the “Base Salary” for all purposes of this Agreement. In no event shall Employee’s Base Salary be decreased below the Base Salary in effect as of the Effective Date.
(b)In addition to the aforementioned annual Base Salary, Employee shall be eligible to participate in any bonus or incentive program applicable to other senior executives of Employer during the Term. For 2023, Employee’s target annual bonus or incentive payment shall be $2,087,250. Any bonus or incentive payment for a fiscal year of Employer shall be payable to Employee as soon as practicable after the end of such year, and in no event later than March 15 of the year immediately following the year in which it was earned.
(c)Employee shall be eligible for equity incentive awards under the Second Amended and Restated Cboe Global Markets, Inc. (f/k/a CBOE Holdings, Inc.) Long-Term Incentive Plan, or any similar or successor plan (the “LTIP”), in amounts and subject to such terms as determined by the Committee in its sole discretion.  For 2023, Employee’s target annual equity incentive compensation awarded shall have a grant date value of $6,648,000.  The vesting terms relating to such awards, including the terms that apply in connection with a Change in Control, shall be no less favorable than those that apply to other senior executives of Employer.

(d)All payments under this Agreement of Base Salary and bonus, and incentive payments and severance payments and benefits, if any, shall be subject to such deductions as may be required to be made pursuant to law, government regulation, or order, or by agreement with, or consent of, Employee.
(e)Equity incentive awards subject to the achievement of performance goals to be granted to the Employee under the Second Amended and Restated Cboe Global Markets, Inc. (f/k/a CBOE Holdings, Inc.) Long-Term Incentive Plan, or any similar or successor plan (the “LTIP”) during the Term shall reflect the applicable provisions set forth in Sections 5(b)(v), 5(c), 5(d)(iv) and 5(d)(v).
4.Additional Benefits.
(a)Business Expenses.  Employer will pay or promptly reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties during the Term. All amounts subject to reimbursement by Employer to Employee pursuant to this paragraph (a) shall be subject to an accounting by Employee and approval by Employer. Employer also shall pay for all fees and expenses of Employee’s legal and other professional advisors in connection with the negotiation of the terms of this Agreement, in an amount not to exceed $15,000.
(b)Benefit Plans.  During the Term, Employee shall be entitled to participate in, and receive benefits under, (i) any qualified or supplemental retirement, savings or deferred compensation plan, program or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan, program or arrangement that Employer may make available in the future and during the Term for its senior executives (“Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan.
(c)Vacations, Holidays, and Other Perquisites and Fringe Benefits.  Employee shall be entitled to vacations, holidays and other perquisites and fringe benefits that are enjoyed by similarly situated personnel, provided that Employee shall not be entitled to participate in any perquisite or fringe benefit that has been frozen to new participants as of the Effective Date.
(d)Insurance Benefits.  During the Term, Employee and his dependents shall be entitled to participate in, and receive benefits under, (i) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan or arrangement that Employer may make available in the future and during the Term for its senior executives (“Insurance Plans”), subject to and on a basis consistent with the terms, conditions, and overall administration of each such Insurance Plan.
5.Termination.  Upon the termination of Employee’s employment for any reason, Employee shall be deemed to have resigned as of the date of Employee’s termination of employment from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans unless Employee is affirmatively reappointed or re-elected to such position as of the date of Employee’s termination of employment.
(a)Termination For Cause.  The Board, by vote of a majority of its members, may terminate the employment of Employee with Cboe at any time during the Term for “Cause.” For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if:
(i)Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation, intentional wrongdoing, gross negligence, or malfeasance that results in material harm to Employer;
(ii)Employee shall intentionally disobey or disregard a lawful and proper direction of the Board, or refuse to perform his duties and responsibilities under this Agreement; provided that in each case (a) Board has notified Employee in writing that the direction, duty or responsibility is one that, if not complied with, would constitute a “Cause” event under this Agreement, and (b) Employee does not cure the conduct within thirty (30) days following receipt by Employee of such written notification from Board;
(iii)Employee shall materially breach this Agreement, and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than thirty (30) days following receipt by Employee of written notice from Board specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii), a material breach of this Agreement that involves inattention by Employee to his duties under this Agreement shall be deemed a breach capable of cure;
(iv)Employee shall commit willful misconduct in connection with the performance of his duties, provided that Board first gives Employee written notice of its intention to terminate and the grounds for such termination within ninety (90) days following the date the Board is informed of such grounds at a meeting of the Board and Employee has not, within thirty (30) days following receipt of such notice, cured such misconduct (if capable of cure) in a manner that is reasonably satisfactory to the Board; or
(v)Employee is (i) in a judicial proceeding, after all rights of appeal have been exhausted or waived, convicted (treating a nolo contendere plea as a conviction) of a felony, or a non-felony crime involving moral turpitude, that in either case results in material harm to the Employer, or (ii) in either a judicial or quasi-judicial proceeding, as the case may be, after all rights of appeal have been exhausted or waived, convicted (treating a nolo contendere plea as a conviction) of a violation that results in disqualification under Article III, Section 4 of the By-Laws of the Financial Industry Regulatory Authority (or of any successor provision). The determination of material harm to the Employer shall be based on definite proof and not mere allegations, conjecture, or remote possibilities.

Without limiting the generality of the foregoing, the following shall not constitute Cause for termination of Employee or the modification or diminution of any of his authority hereunder: (x) any personal or policy disagreement between Employee and Employer or any member of the Board; or (y) any action taken by Employee in connection with his duties hereunder or any failure to act, if Employee acted or failed to act in good faith and in a manner Employee reasonably believed to be in, and not opposed to, the best interest of Employer, and Employee has no reasonable cause to believe his conduct was unlawful. In addition, Employee’s employment shall be deemed to have terminated for Cause if, after Employee’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause under Section 5(a) above.

Notwithstanding anything herein to the contrary, if Cboe shall terminate the employment of Employee hereunder for Cause, Board shall give at least thirty (30) days prior written notice to Employee specifying in detail the reason or reasons for Employee’s termination. If the employment of Employee is terminated by Cboe for Cause, Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) shall be paid to Employee through the date of his termination, and, except as otherwise provided in Section 24 of this Agreement and in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits (as defined herein), to Employee under this Agreement. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

(b)Termination Without Cause. The Board, by vote of a majority of its members, may terminate the employment of Employee without Cause, at any time during the Term, as of a date at least thirty (30) days after the date a written notice of such termination is delivered by Board to Employee. In such event, Employer shall, subject to the terms of Section 12 and Section 21 of this Agreement, pay or otherwise provide to Employee:
(i)Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, to be paid within thirty (30) days of termination;
(ii)A pro-rated bonus (the “Pro-Rated Bonus”) equal to the bonus that Employee would have received for the calendar year in which Employee’s employment terminates, based on Employee’s target annual bonus for such year, multiplied by a fraction, the numerator of which shall equal the number of calendar days Employee was employed by Employer for the year in which his employment terminates and the denominator of which shall equal three hundred sixty-five (365), to be paid in a cash lump sum within thirty (30) days of termination;
(iii)A lump sum cash severance payment (the “Severance Payment”) in an amount equal to the sum of (A) two (2) times Employee’s annual rate of Base Salary in effect on the date of termination and (B) two (2) times the target bonus for the year in which Employee’s employment is terminated, to be paid within thirty (30) days of termination;

(iv)A lump sum cash payment (the “Benefit Plan Payment”) in an amount equal to the aggregate amount of all Employer contributions that Employee or his account would have received had his employment continued for a period equal to two (2) years under the following Benefit Plans: (A) Cboe Exchange, Inc. (f/k/a Chicago Board Options Exchange) SMART Plan; (B) Cboe Exchange, Inc. (f/k/a Chicago Board Options Exchange, Incorporated) Supplemental Retirement Plan; and (C) Cboe Exchange, Inc. (f/k/a Chicago Board Options Exchange) Executive Retirement Plan, or in each case any successor plan, to be paid within thirty (30) days of termination; and
(v)Vesting in full (“Full Vesting”) of any outstanding performance-based restricted stock units (the “Awards”) granted under the LTIP and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of the Performance Period (as defined in the Award);
(vi)Provided that Employee timely elects the continuation of coverage to which Employee and Employee’s spouse and dependents would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer shall also pay Employee’s COBRA premiums (or an amount equal to Employee’s COBRA premiums) (sufficient to cover full family health care) for a period of eighteen (18) months following the termination of his employment and, at the end of such period, Employer shall reimburse Employee’s premiums for medical coverage for Employee and his dependents under a comparable individual health insurance policy for an additional six (6) months.

The foregoing notwithstanding, Employer’s obligation to pay the COBRA and supplemental premiums described in Section 5(b)(vi) above (collectively, the “Insurance Premiums”) shall cease on the date Employee becomes eligible for comparable coverage under another group health plan that does not impose pre-existing condition limitations on Employee’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage may be provided to Employee or his dependents beyond that mandated by law. The Pro-Rated Bonus, Severance Payment, Benefit Plan Payment and Insurance Premiums described in this Section 5(b) shall be referred to herein collectively as the “Severance Benefits.” Except as otherwise provided in this Section 5(b), in Section 24 of this Agreement, and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date his employment is terminated without Cause.

(c)Termination for Good Reason. Employee may terminate his employment at any time during the Term for Good Reason as of a date within 120 days after the initial existence of the condition constituting Good Reason; provided, (i) Employee provides written notice to Board of Employee’s intention to resign for Good Reason and specifying in reasonable detail the specific conduct of Employer that constitutes Good Reason and the specific provisions of this Agreement on which Employee relies within 90 days of its initial existence and (ii) Employer does not cure such breach or action within 30 days after the date of the Employee’s notice.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if, and only if, without Employee’s express written consent, Cboe or a successor employer:
(i)shall assign to Employee authorities (including officer titles), duties or responsibilities that are inconsistent in any material and adverse respect with Employee’s authorities, duties or responsibilities with Employer as contemplated by this Agreement (including any material and adverse diminution of such authorities, duties or responsibilities);
(ii)shall materially reduce the base compensation of Employee;
(iii)shall require Employee to relocate his principal business office or his principal place of residence outside the Chicago metropolitan area, or assign to Employee duties that would reasonably require such relocation;
(iv)shall terminate, reduce or limit Employee’s participation in any bonus, target bonus or incentive arrangement relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of Employer rather than a decision reasonably related to the level of job performance of Employee; provided, however, that such action with respect to Employee’s participation shall only constitute Good Reason under this Agreement if the action results in materially reducing the aggregate value of Employee’s incentive compensation below the aggregate value as of the Effective Date; or
(v)shall materially breach any of the terms of this Agreement.

Notwithstanding anything herein to the contrary, if Employee shall terminate his employment for Good Reason, Employer shall provide to Employee his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination or the date immediately prior to Employer’s actions described in subsections (ii) and (iv) above, whichever is greater) through the date of termination, Full Vesting and the Severance Benefits on the same terms and subject to the same conditions as described in Section 5(b) hereof. Except as otherwise provided in this Section 5(c), in Section 24 of the Agreement, and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date he terminates his employment for Good Reason.

(d)Voluntary Termination without Good Reason. Employee may terminate his employment without Good Reason at any time during the Term as of a date at least thirty (30) days after the date a written notice of such termination is delivered by Employee to Board. If the employment of Employee is terminated by Employee without Good Reason, Employer shall, subject to the terms of Section 12 and Section 21 of this Agreement, pay or otherwise provide to Employee:
(i)Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) shall be paid to Employee through the date of his termination;

(ii)If not already paid prior to Employee’s termination, Employee’s annual bonus for the calendar year prior to the calendar year in which Employee’s employment terminates based on the level of performance actually achieved for such prior year, to be paid in a cash lump sum within thirty (30) days of termination;
(iii)If Employee terminates his employment without Good Reason, vesting in full of any then outstanding Awards granted on or prior to December 31, 2022 under the LTIP and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of each applicable Performance Period (as defined in the Award);
(iv)If Employee terminates his employment without Good Reason starting on January 1, 2023 and prior to December 31, 2023, pro-rated vesting (as described in the Award) of any then outstanding Awards granted between January 1, 2023 and December 31, 2023 under the LTIP and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of each applicable Performance Period (as defined in the Award);
(v)If Employee terminates his employment without Good Reason on or following December 31, 2023, vesting in full (as described in the Award) of any then outstanding Awards granted between January 1, 2023 and December 31, 2023 under the LTIP and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of each applicable Performance Period (as defined in the Award);
(vi)If Employee terminates his employment without Good Reason starting on January 1, 2024 and prior to the last day of the Initial Term, pro-rated vesting (as described in the Award) of any then outstanding Awards granted between January 1, 2024 and December 31, 2024 under the LTIP and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of each applicable Performance Period (as defined in the Award);
(vii)If Employee terminates his employment without Good Reason on or following the last day of the Initial Term, vesting in full (as described in the Award) of any then outstanding Awards granted between January 1, 2024 and December 31, 2024 under the LTIP and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of each applicable Performance Period (as defined in the Award);
(viii)If Employee terminates his employment without Good Reason on or prior to the last day of a Renewal Term, pro-rated vesting (as described in the

Award) of any then outstanding Awards granted under the LTIP during such then applicable Renewal Term and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) actually achieved as of the end of each applicable Performance Period (as defined in the Award);
(ix)If Employee completes a Renewal Term and terminates his employment without Good Reason on or following the last day of any Renewal Term, vesting in full of any then outstanding Awards granted under the LTIP during such then completed Renewal Term and held by Employee as of his date of termination at the level of achievement of the Performance Goal (as described in Exhibit A of the Awards and defined in the Awards) as of the end of the applicable Performance Period (as defined in the Award); and

except as provided immediately above and as otherwise provided in Section 24 of this Agreement or in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits, to Employee under this Agreement. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

6.Death.  If Employee dies during the Term, Employer shall pay (i) Employee’s Base Salary (based on the annual rate in effect on the date of death) through the date of death, and (ii) within ninety (90) days following the date of death, the Severance Benefits to his beneficiary last designated by written instrument delivered by Employee to Employer prior to the date of death. If no such designated beneficiary shall survive Employee, such payments and benefits shall be paid and provided to Employee’s surviving spouse, or if none, to his lawful descendants per stirpes then living, or if none shall survive him, to the legal representative of his estate, or if none is appointed within ninety (90) days of the date of his death, to his heirs at law under the laws of the state in which he is domiciled at the date of his death. Any Severance Benefits payable under this Section 6 are in addition to any other benefits due to Employee’s beneficiaries or dependents from Employer, under any Benefit Plan or Insurance Plan. Except as otherwise provided in this Section 6, in Section 24 of this Agreement, or in any Benefit Plan or Insurance Plan, Employer shall have no further obligations with respect to Employee or his beneficiaries or dependents under this Agreement following the date of his death.
7.Disability.
(a)If Employee is Permanently Disabled for a continuous period of six (6) months during the Term, Cboe may terminate Employee’s employment under this Agreement upon thirty (30) days prior written notice to Employee. In such event Employer shall pay to Employee (i) his accrued but unpaid Base Salary (based on the annual rate in effect on the date of termination) through the date of termination, and (ii) within thirty (30) days following the date of such termination, the Severance Benefits.
(b)For purposes of this Agreement, the term “Permanently Disabled” shall have the meaning set forth in the long-term disability policy or plan maintained by

Employer for its senior executives then in effect. In the absence of such a policy or plan, the term Permanently Disabled shall have the meaning ascribed to the term “disability” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder.
(c)Except as otherwise provided in this Section 7, in Section 24 of this Agreement, and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date his employment is terminated due to him becoming Permanently Disabled. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.
8.Change in Control.
(a)Sale Payment. If during the twenty-four (24) month period following a Change in Control that occurs during the Term of the Agreement (1) Employee is terminated by Cboe or a successor employer without Cause or (2) Employee terminates his employment with Cboe or a successor employer for Good Reason, in lieu of any payments to which Employee may otherwise be entitled under Section 5 hereof, and subject to Sections 12 and 21, Employee shall be paid the following (the “Sale Payment”): (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, and (ii) the Severance Benefits (payable on the same terms and conditions as described in Section 5(b) of this Agreement, except that Employer’s obligation for supplemental medical premium reimbursement shall be for a period of eighteen (18) months, instead of six (6) months, following the initial eighteen (18) month COBRA premium reimbursement period, subject to earlier termination on the terms described in Section 5(b)). For purposes of this Agreement, a “Change in Control” means the first to occur of the following:
(i)The acquisition by any “person” as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of Cboe or any successor thereto (the “Corporation”) where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided that for purposes of this paragraph (i), the following acquisitions will not be deemed to result in a Change in Control: (w) any acquisition directly from the Corporation, (x) any acquisition by the Corporation, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or (z) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) of this definition below; and provided further that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (w) or (x) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition will be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Voting Securities;
(ii)Individuals who, as of the day after the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the day after the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)The approval by the stockholders of the Corporation and consummation of (x) a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or (y) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (x) and (y), a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing 20% thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
(b)Excess Parachute Payments.

(i)No Tax Gross-Up.  In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, or ruling directed to Employee or Employer, by court decision, or by independent tax counsel described in paragraph (ii) next below, that the aggregate amount of any payments made to Employee (1) under this Agreement, and (2) pursuant to any Benefit Plan, Insurance Plan or plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to an excise tax under the provisions of Section 4999 of the Code, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by Employee after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, Employer, without consulting Employee, will reduce the Total Payments to achieve the best economic benefit to Employee, and to the extent economically equivalent, on a pro-rata basis.
(ii)Procedure for Determinations.  All determinations required to be made under this Section 8(b), and the assumptions to be utilized in arriving at such determinations, shall be made by Independent Tax Counsel selected by Employee and approved by Employer (which approval shall not be unreasonably withheld), and such determination shall be conclusive and binding on all parties. Employer shall provide such information as Independent Tax Counsel may reasonably request, and such counsel may engage accountants or other experts at Employer’s expense to the extent that such counsel deems necessary or advisable to enable it to reach a determination. The term “Independent Tax Counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party hereto. It is hereby agreed that neither Employer nor Employee shall engage any such Independent Tax Counsel as counsel for any purpose, other than to make the determination provided for herein, for three (3) years following such firm’s announcement of its determination.
(iii)Internal Revenue Service Claims.  In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is formally determined to be required in the amount of taxes paid by Employee, appropriate adjustments will be made under this Agreement such that the net amount that is payable to Employee after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section. Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such Claim and shall apprise Employer of the nature of such Claim and the date on which such Claim is requested to be paid. Employee shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such Claim, Employee shall: (A) give Employer any information reasonably requested by Employer relating to such Claim, (B) take such action in connection with contesting such Claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by Employer, (C) cooperate with Employer in good faith in order to contest effectively such Claim, and (D) permit Employer to participate in any proceedings relating to such Claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (iii), Employer, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine, provided, however, that if Employer directs Employee to pay such Claim and sue for a refund, Employer shall advance the amount of such payment to Employee on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to Employee as additional compensation, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.
(iv)Refund.  If, after the receipt by Employee of an amount advanced or paid by Employer pursuant to paragraph (iii) above, Employee becomes entitled to receive any refund with respect to such Claim, Employee shall (subject to Employer’s complying with the requirements of subparagraph (iii)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to paragraph (iii), a determination is made that Employee shall not be entitled to any refund with respect to such Claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
9.Restrictive Covenants.  For purposes of this Section 9 and Section 10, each reference to “Employer” includes Employer and its affiliates (including, but not limited to, Cboe). Employee understands the global nature of Employer’s businesses and the effort Employer undertakes to develop and protect its business and its competitive advantage. Accordingly, Employee agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of Employer. Employee further agrees that during the period of his employment and for a period of two years following a termination of Employee’s employment pursuant to Section 5(a), 5(b), 5(c), 5(d), 7 or 8 hereof, Employee shall not:
(a)singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Employee’s service with Employer, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with (i) any exchange, facility, clearinghouse, electronic communications network (“ECN”), electronic foreign currency exchange market (“FX”) matching platform, multilateral trading facility, or alternative trading system (“ATS”); (ii) the ECN, ATS or FX business lines of any full service broker dealer; or (iii) any business line of any company that is substantially similar to any additional business line developed or entered into by Employer during Employee’s employment with Employer, provided that, in the case of clauses (i), (ii) and (iii), such entity or business line that directly competes with Employer, without the express written approval of the Lead Director of the Board;
(b)provide any service or assistance that (1) is of the general type of service or assistance provided by Employee to Employer, (2) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Employer, and (3) contributes to causing an entity to come within the definition described in paragraph (a) above;
(c)solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Employer (or was an employee of Employer during the year preceding such solicitation), nor solicit any of Employer’s then current employees (or an individual who was employed by or engaged by Employer during the year preceding such solicitation) to terminate employment or an engagement with Employer, nor agree to hire any then current employee (or an individual who was an employee of Employer during the year preceding such hire) of Employer into employment with himself or any company, individual or other entity;

(d)directly or indirectly divert or attempt to divert from Employer any business in which Employer has been actively engaged during the Term, nor interfere with the relationships of Employer with its sources of business; or
(e)unless required by governmental agencies or under applicable laws or regulations, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of Employer, its employees, directors, or officers. Unless required by governmental agencies or under applicable laws or regulations, Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

Unless required by governmental agencies or under applicable laws or regulations, the officers and directors of the Employer shall not directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of Employee. Unless required by governmental agencies or under applicable laws or regulations, this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

10.Confidentiality.
(a)Employee acknowledges that Employer will disclose Secret or Confidential Information to Employee during the Term to enable him to perform his duties hereunder. Employee agrees that, subject to the following sentence, he shall not during the Term (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of Board, disclose to any person or entity any material or significant Secret or Confidential Information concerning the business of Employer that was obtained by Employee in the course of his employment by Employer. This paragraph shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such Secret or Confidential Information is required to be disclosed by Employee by any law, regulation or order of any court or regulatory commission, department or agency. Employee further agrees that if his employment by Cboe is terminated for any reason, he will not take with him, but will leave with Employer, all records and papers and all matter of whatever nature that bears Secret or Confidential Information of Employer. For purposes of this Agreement, the term “Secret or Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, Employer’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of Employer, that has not been published or disclosed to the general public, the options industry, the equities industry, the foreign currency exchange industry or the commodities futures industry;

provided, however, that such term shall not include knowledge, skills, and information that is common to the trade or profession of Employee.
(b)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to Employer), or from responding if properly subpoenaed or otherwise required to do so under applicable law.  In addition, nothing in this Agreement limits Employee’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Employee).
(c)Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law.  Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit or other action alleging retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret in the court proceeding or other action, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This paragraph will govern to the extent it may conflict with any other provision of this Agreement.
11.Remedies.  Employee consents and agrees that if he violates any provisions of Sections 9 or 10 of this Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 9 or 10 hereof. If, at any time, Employee violates or threatens to violate, to any material extent, any of the covenants or agreements set forth in Sections 9 or 10 of this Agreement, Cboe shall have the right to terminate the employment of Employee for Cause in accordance with the provisions of paragraph (a) of Section 5 hereof. In the event that Employee is found to have breached any provision set forth in Section 9 of this Agreement, the time period provided for in that provision shall be deemed tolled ( i.e., it will not begin to run) for so long as Employee was in violation of that provision.
12.Release.  Notwithstanding anything herein to the contrary, as a condition to receiving any severance payments or benefits under this Agreement, Employee agrees to execute a release of claims (in a form substantially similar to the form set forth in Exhibit A, which is attached hereto and made a part hereof) (the “Release”). Employee must deliver to Cboe an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. For purposes of this Section, the “Release Deadline” means the date that is sixty (60) calendar days after Employee’s termination of employment. No severance payments or benefits under this

Agreement shall be made or provided prior to the date that both (i) Employee has delivered an original, signed Release to Cboe and (ii) the revocability period (if any) has elapsed. Payment of any severance payments or benefits that are not exempt from Section 409A of the Code shall be delayed until the Release Deadline, irrespective of when Employee executes the Release; provided, however, that where Employee’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where Employee’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. If Employee does not deliver an original, signed Release to Cboe by the Release Deadline, (i) Employee’s rights shall be limited to those made available to Employee as if Employee were terminated under Section 5(d) above, and (ii) Employer shall otherwise have no obligation to pay or provide to Employee any severance payments or benefits described in this Agreement, or any other monies on account of the termination of Employee’s employment.
13.Assignment.  Neither Employee nor Cboe may assign this Agreement, except that Cboe’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Cboe’s business by purchase, merger, consolidation, or otherwise.
14.Employee Assignment.  No interest of Employee or his spouse, dependent or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse, dependent or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
15.Benefits Unfunded.  (i) All rights of Employee and his spouse, dependent or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder; (ii) neither Employee nor his spouse, dependent or any other beneficiary shall have any interest in or rights against any specific assets of Employer; and (iii) Employee and his spouse, dependent or any other beneficiary shall have only the rights of a general unsecured creditor of Employer.
16.Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
17.Applicable Law.  This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Illinois, without regard to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the federal courts located therein (should federal jurisdiction exist).

18.Entire Agreement. This Agreement contains the entire agreement between Cboe and Employee, and supersedes any and all other previous agreements, written or oral, between the parties relating to the subject matter hereof, including, without limitation, the Prior Agreement. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.
19.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.
20.Severability.  The parties agree that this Agreement shall be construed in a way to make each of its provisions enforceable, but that the unenforceability of one (1) or more provisions in one (1) or more instances will not make invalid the entire Agreement or any other provisions of this Agreement as all of its provisions are severable. In the event a provision may be unenforceable as written, the parties agree that it shall be partially enforced to the extent permitted by law. The unenforceability of a provision in one instance shall not affect its enforceability in other instances.
21.Compliance. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Employer cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable under this Agreement that constitutes a deferral of compensation under Section 409A of the Code shall be subject to the following:
(a)Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Employer, and Employee shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.
(b)No compensation or benefit that is subject to the requirements of Section 409A of the Code and that is payable upon Employee’s termination of employment shall be paid unless Employee’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and references in this Agreement to "termination," "termination of employment" or like terms shall mean a "separation from service."
(c)If Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the compensation or benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under

Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to Employee on the earlier to occur of (1) the date that is six (6) months and one day from the date of Employee’s “separation from service” with Employer or (2) Employee’s death.  Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to Employee, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein.  The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Employer in accordance with the terms of Section 409A of the Code.
(d)Each separately identified amount to which Employee is entitled to payment and each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(e)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under Employer’s health plans and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.
(f)The payment of any compensation or benefit that is subject to the requirements of Section 409A of the Code may not be accelerated except to the extent permitted by Section 409A of the Code.
(g)The payment of any tax gross-up payment will be made by the end of Employee’s taxable year next following Employee’s taxable year in which he remits the related taxes.  Reimbursement of expenses incurred by Employee due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of Employee’s taxable year following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Employee’s taxable year following Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
22.Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.
23.Notices. Notices required under this Agreement shall be in writing and sent by personal delivery, or by registered U.S. mail, return receipt requested, to the following addresses, or to such other address as the party being notified may have previously furnished to the other by written notice:

If to Board, Cboe or Employer:

Cboe Global Markets, Inc.

433 West Van Buren Street
Chicago, Illinois 60607

Attention: Lead Director of the Board and Chief Human Resources Officer

If to Employee:

At the most recent address on file with the Company

24.Indemnity.  Cboe, on its behalf and on behalf of its subsidiaries that Employee serves as an officer or director, shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is or was an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorneys’ fees incurred by reason of the fact that Employee is or was an officer, employee or agent of Employer; provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in the best interests of Employer, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee, or agent of Employer. Employee shall also be indemnified under the Certificate of Incorporation and By-Laws of Cboe and its subsidiaries that Employee serves as an officer or director, and covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those Employer currently carries for its other executives.
25.Clawback.  Notwithstanding anything in this Agreement to the contrary, all incentive compensation paid to Employee pursuant to this Agreement or otherwise in connection with Employee’s employment with Cboe shall be subject to applicable law, as may be in effect from time to time, including, without limitation, the provisions of any Employer policy to the extent required by Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations issued by the Securities and Exchange Commission or any national securities exchange or national securities association on which Cboe stock may be traded.
26.Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
27.Prior Agreement. Cboe and Employee agree to terminate the Prior Agreement as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee has hereunto set his hand, and Cboe has caused these presents to be executed in its name on its behalf, all as of the date first above written.

/s/ Edward T. Tilly        2/9/2023

Edward T. TillyDate

Cboe Global Markets, Inc.

/s/ Brian N. Schell

By: Brian N. Schell

Title: Executive Vice President, Chief Financial Officer and Treasurer

Exhibit A

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this _______ day of _____________20__, to be effective as of (the “Effective Date”), by and between CBOE GLOBAL MARKETS, INC. (“Cboe”) and EDWARD T. TILLY, a resident of the State of Illinois (“Tilly”).

1.In consideration of Cboe’s payment to Tilly of the severance pay and benefits described in the Employment Agreement by and between Cboe and Tilly (the “Employment Agreement”), to which Tilly is not otherwise entitled and the sufficiency of which Tilly acknowledges, Tilly does hereby fully, finally and unconditionally release and forever discharge Cboe, Cboe’s subsidiaries and affiliates, and the former, current and future officers, directors, employees, members, shareholders, representatives and agents and all of their respective predecessors, successors, and assigns of Cboe and Cboe’s subsidiaries and affiliates (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Tilly’s past employment with Cboe or any past actions, statements, or omissions of Cboe or any of the Released Parties occurring prior to Tilly’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Tilly’s employment, the termination of Tilly’s employment, or any continuing effects of Tilly’s employment with Cboe.
2.Tilly agrees not to sue Cboe or any of the Released Parties with respect to rights and claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Tilly will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.
3.Notwithstanding anything in this Release to the contrary, nothing in this Release prohibits Tilly from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to Cboe ), or from responding if properly subpoenaed or otherwise required to do so under applicable law.  In addition, nothing in this Release limits Tilly’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Tilly). Tilly acknowledges and agrees that this Release is not in settlement of a claim of sexual discrimination or harassment.
4.Tilly has twenty-one (21) days (until______________, 20___) within which to consider this Release, although Tilly may accept it at any time within those twenty-one (21) days. Once Tilly has signed this Release, Tilly will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the Release by notifying Cboe , and specifically, its Chief Human Resources Officer. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and Cboe will have three (3) business days to rescind the entire Release by so notifying Tilly.
5.Tilly agrees that he will continue to be governed by those obligations arising under Sections 9, 10 and 11 of the Employment Agreement, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.
6.This Release shall be binding upon and inure to the benefit of Cboe and its successors and assigns and Tilly and his heirs, executors and administrators.
7.This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

 Dated:
Edward T. Tilly

CBOE GLOBAL MARKETS, INC.

By: _________________________________

Its: _________________________________

Dated:_______________________________

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